CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 9, 2004, relating to the financial statements and financial highlights which appears in the May 31, 2004 Annual Report to the Board of Trustees and Shareholders of Franklin New York Tax-Free Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.



/S/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
San Francisco, California
September 27, 2004